EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 and related Prospectus of Kaydon Corporation dated January 7, 2005 for the registration of up to $400 million of its securities as listed in the registration statement and to the incorporation by reference therein of our report dated February 5, 2004 with respect to the consolidated financial statements and schedule of Kaydon Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP
Detroit, Michigan
January 3, 2005